As filed with the Securities and Exchange Commission on December 20, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Newmont Mining Corporation
(Exact name of registrant as specified in its charter)

Delaware	84-1611629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Newmont Mining Corporation
2005 Stock Incentive Plan
(Full title of the plan)

Jeffrey K. Reeser
Vice President and Secretary
Newmont Mining Corporation
6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
(Name and address of agent for service)

(303) 863-7414
(Telephone number, including area code, of agent for service)

Copy to:
Laura Sizemore, Esq.
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Tel:  (212) 819-8200
 Fax:  (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.60 par value	10,000,000(1)(2)	$59.55(3)	$595,500,000(3)	$42,459.15

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of anti-dilution provisions described in the Registrant’s 2005 Stock Incentive Plan, amended and restated effective October 26, 2005 (the “Plan”).

(2)
Represents an additional 10,000,000 shares of common stock, par value $1.60 per share (the “Common Stock”), of the Registrant issuable under the Plan.  The Registrant previously filed a Registration Statement on Form S-8 (No. 333-124653) with respect to shares issuable under the Registrant’s 2005 Stock Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc., on December 17, 2010.

EXPLANATORY NOTE

Newmont Mining Corporation (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 10,000,000 shares of common stock, par value $1.60 per share (the “Common Stock”), of the Registrant, not previously registered, pursuant to the Registrant’s 2005 Stock Incentive Plan, amended and restated effective October 26, 2005 (the “Plan”).  Such shares are being registered in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statement on Form S−8 concerning the Registrant’s 2005 Stock Incentive Plan filed with the Commission on May 5, 2005 (Reg. No. 333-124653) (the “2005 Registration Statement”).

On October 27, 2010, the Board of Directors authorized the registration of an additional 10,000,000 shares of Common Stock under the Plan.  In accordance with Instruction E to the General Instructions to Form S-8, the Registrant is registering the additional 10,000,000 shares of Common Stock, which may be offered and sold under the Plan pursuant to this Registration Statement and the contents of the 2005 Registration Statement are incorporated by reference herein, except to the extent supplemented, amended or superseded by the information set forth herein.

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents heretofore filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in paragraph (a) above; and

(3)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 001-31240) filed pursuant to the Exchange Act on February 15, 2002, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

ITEM 8.	EXHIBITS.

The list of Exhibits is incorporated herein by reference to the Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 20, 2010.

NEWMONT MINING CORPORATION

By:	/s/ Jeffrey K. Reeser
Name: Jeffrey K. Reeser Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of December, 2010.

Signature	Title
* Richard T. O’Brien	President, Chief Executive Officer and Director (Principal Executive Officer)
* Russell Ball	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Roger P. Johnson	Vice President and Chief Accounting Officer (Principal Accounting Officer)
* Glen A. Barton	Director
* Vincent A. Calarco	Director
* Joseph A. Carrabba	Director
* Noreen Doyle	Director
* Veronica M. Hagen	Director
* Michael S. Hamson	Director
* John B. Prescott	Director
* Donald C. Roth	Director
* Simon R. Thompson	Director

*By:	/s/ Jeffrey K. Reeser Jeffrey K. Reeser, attorney-in fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of White & Case LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of White & Case LLP (included in the Opinion of White & Case LLP filed as Exhibit 5.1).

24.1	Powers of Attorney.